Exhibit 10.6
SERVICES AGREEMENT
This SERVICES AGREEMENT (as amended, supplemented or modified from time to time in accordance herewith, the “Agreement”) is made this 24th day of February, 2020, between Oaktree Capital Management, L.P., a Delaware limited partnership (“Service Provider”), which provides certain services from time to time, and Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”).
RECITALS
WHEREAS, OCG requires certain services to manage and operate its business (the “Business”); and
WHEREAS, the Service Provider was previously an operating subsidiary of OCG and provided such services to OCG; and
WHEREAS, OCG desires to engage the Service Provider to continue providing such services and the Service Provider is willing to undertake such engagement, subject to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.DEFINITIONS; CONSTRUCTION.
(a)    The following capitalized terms as used in this Agreement have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided that notwithstanding the foregoing, (i) an Affiliate shall not include any “portfolio company” (as such term is customarily used among institutional investors) of any Person and (ii) the Affiliates of the Service Provider shall not include OCG and its controlled Affiliates.
“Agreement” has the meaning set forth in the preamble.
“Board” means the board of directors, or other similar governing body, of OCG.
“Covered Person” means: (a) the Service Provider, (b) any Affiliate of the Service Provider and (c) any officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent of the Service Provider, or any Affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c), whether or not such Person continues to have the applicable status referred to in such clauses.
“Disabling Conduct” means, with respect to any Person, (a) a breach by such Person of its, his or her fiduciary duties to OCG or any of its subsidiaries, provided that such breach is the result of willful malfeasance, gross negligence, the commission of a felony or a material violation of applicable law (including any U.S. federal or state securities law) that, in each case has resulted in, or could reasonably be expected to result in, a material adverse effect on the business or properties of OCG or any of its subsidiaries, or (b) fraud.
“Effective Date” means October 1, 2019.
“OCG” has the meaning set forth in the preamble.
“OCG Account” has the meaning set forth in SECTION 3.
“OCG Agents and Advisors” has the meaning set forth in SECTION 3.
“Parties” means, collectively, OCG, the Service Provider and any subsidiaries of OCG that may become a Party hereto pursuant to SECTION 14.
“Person” means any individual, limited partnership, limited liability company, joint venture, corporation, trust, business trust, cooperative, association, unincorporated organization or other entity.
“Quarterly Period” means a period of three months ending on March 31, June 30, September 30 or December 31 of each year, provided that (i) the first Quarterly Period shall consist of the period from and including the Effective Date to and including December 31, 2019, and (ii) the last Quarterly Period shall consist of the period from but excluding the last day of the immediately preceding Quarterly Period to and including the date on which this Agreement is terminated in accordance with SECTION 11 hereof.
“Service Fee” has the meaning set forth in SECTION 7.
“Service Period” means the period commencing on the Effective Date and ending on the termination or expiration of this Agreement pursuant to SECTION 11.
“Service Provider” has the meaning set forth in the preamble.
“Services” has the meaning set forth in SECTION 2.
SECTION 2.    SERVICES.
From and after the Effective Date, OCG hereby engages the Service Provider to provide services, office facilities, office equipment and personnel reasonably necessary to manage and carry out the day-to-day management and operation of the Business as may be requested by OCG and agreed to by the Service Provider (any such services as may be provided from time to time, the “Services”) during the Service Period, and the Service Provider hereby agrees to perform the Services during the Service Period, subject to the oversight and supervision of the Board and the terms and conditions set forth in this Agreement. In providing the Services, the Service Provider shall (i) at all times use the same care and diligence as it uses in managing its own affairs, and (ii) comply with such instructions or guidelines as may be provided by OCG from time to time and shall not take any action inconsistent with such instructions or guidelines. “Services” shall include, but not be limited to, those services set forth in Schedule 1 attached hereto. Nothing herein shall preclude OCG from performing on its own or through other service providers any portion of the Services to be provided by the Service Provider hereunder.
SECTION 3.    SPECIFIC AUTHORIZATIONS.
(a)    The Service Provider may engage one or more third parties to provide services to OCG (such third parties, the “OCG Agents and Advisors”); provided that the Service Provider exercises reasonable care in engaging such Persons and monitors the performance of such services. OCG Agents and Advisors may include accountants, legal counsel, tax advisors, valuation firms, research providers, insurers, brokers, dealers, transfer agents, registrars, financing providers, financial intermediaries and such other Persons as the Service Provider deems necessary or appropriate in connection with the conduct of the Business. The OCG Agents and Advisors shall be engaged at OCG’s expense unless otherwise agreed by the Service Provider.
(b)    The Service Provider may collect and deposit funds, securities or other negotiable instruments into, and disburse funds, securities or other negotiable instruments from, one or more bank accounts in the name of OCG or an Affiliate of OCG for the benefit of OCG (any such account, an “OCG Account”). Upon the written request of OCG, the Service Provider shall render to OCG appropriate accountings of all collections and deposits of funds, securities or other negotiable instruments into, and distributions of funds, securities or other negotiable instruments from such OCG Account. Upon written request of any regulatory or self-regulatory body having jurisdiction over OCG or any auditor of OCG, the Service Provider shall provide copies of such accountings to any such regulatory or self-regulatory body.
(c)    The Service Provider shall be entitled to rely in good faith on experts, professionals, other agents and advisors and OCG Agents and Advisors in performing its duties under this Agreement and shall be entitled to rely in good faith upon the direction of the secretary of OCG (or any Person serving in an equivalent capacity) to evidence any approvals or authorizations that are required by such Person under this Agreement.
SECTION 4.    AGENCY.
In performing the Services, the Service Provider shall be entitled to act as agent and attorney-in-fact of OCG and, to the extent authorized by the Board, be entitled to execute and deliver any agreements, instruments or other documents, and take such other actions, for and on behalf of OCG as are reasonably necessary or advisable in connection with the conduct of the Business or the performance of Services. OCG shall be entitled to revoke any such designation at any time by written notice to the Service Provider.

SECTION 5.    HOLDING OF ASSETS.
To the extent the Service Provider shall have charge or possession over any assets of OCG in connection with the provision of the Services, the Service Provider shall (a) hold such assets in the name and for the benefit of OCG, (b) separately maintain, and not commingle, such assets with any assets of the Service Provider or any other Person and (c) release such assets to OCG within a reasonable period of time of receiving a written request from OCG.
SECTION 6.    BOOKS AND RECORDS.
The Service Provider shall maintain appropriate books of account and records relating to Services performed under this Agreement in accordance with its customary practice, and such books of account and records shall be accessible for inspection by representatives of OCG at any time upon reasonable notice.
SECTION 7.    SERVICE FEE.
(a)    As consideration for the Services hereunder, OCG agrees to pay to the Service Provider a fee during the Service Period (such fee, the “Service Fee”). For any Quarterly Period, the Service Fee will be equal to $187,500.
(b)    The Service Fee shall be due and payable with respect to each Quarterly Period within thirty (30) days of the delivery by the Service Provider to OCG of an invoice for such Service Fee. The invoice for the first Quarterly Period is attached hereto as Exhibit A, and the payment of such Service Fee for the first Quarterly Period shall be made promptly after the execution of this Agreement. All payments under this SECTION 7 to the Service Provider shall be made in immediately available funds.
(c)    The Service Provider may waive the Service Fee in whole or in part with respect to any Quarterly Period in its sole discretion.
(d)    The Service Fee and the other amounts payable by the Company under this Agreement (including any fees or expenses incurred by OCG Agents and Advisors engaged for purposes of providing the Services and any indemnification obligations of OCG hereunder) shall constitute “Group Expenses” under the Fifth Amended and Restated Operating Agreement of OCG, dated as of September 30, 2019 (as amended, supplemented or modified from time to time, the “OCG Operating Agreement”).
SECTION 8.    INFORMATION REQUIREMENTS.
OCG may, from time to time, be required to provide certain notices, information and data to enable the Service Provider to perform Services under this Agreement. OCG agrees to use its commercially reasonable efforts to provide such notices, information and data to the Service Provider promptly upon the written request of the Service Provider to enable the Service Provider to perform the Services contemplated hereby.
SECTION 9.    REPRESENTATIONS & WARRANTIES.

(a)    The Service Provider represents and warrants to OCG that (i) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the arrangements contemplated hereby and (ii) this Agreement has been duly authorized, executed and delivered by it, constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    OCG represents and warrants to the Service Provider that (i) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the arrangements contemplated hereby and (ii) this Agreement has been duly authorized, executed and delivered by it, constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
SECTION 10.    LIMITATIONS ON LIABILITY; INDEMNIFICATION.
(a)    Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Covered Person shall be liable to OCG for any losses, claims, demands, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission (in relation to OCG, this Agreement, OCG’s business, any related document or any transaction contemplated hereby or thereby) of a Covered Person, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless, and solely to the extent that, the matter in question was a result of such Covered Person’s Disabling Conduct. The Service Provider shall not be liable to OCG for any action taken by any OCG Agents and Advisors.
(b)    The Covered Persons shall be indemnified by OCG, to the fullest extent permitted by law, from and against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of OCG and counsel fees and disbursements) arising from (x) the performance of any of their respective duties or obligations in connection with their respective service to OCG, to any subsidiary of OCG or pursuant to this Agreement or (y) or in connection with any investment made or held by OCG or any of its subsidiaries, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding, whether by or in the right of OCG, to which any such Covered Person may hereafter be made party by reason of being or having been a Covered Person; provided, that a Covered Person shall not be entitled to indemnification hereunder against claims and expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct.
(c)    To the fullest extent permitted by applicable law, OCG shall, and shall cause its controlled Affiliates to, pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding contemplated in this SECTION 10 as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and OCG or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to this SECTION 10.
(d)    Notwithstanding anything in this Agreement to the contrary, OCG shall not be liable to any Covered Person, and the Service Provider and the other Indemnified Parties shall not be liable to OCG, for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and the Service Provider and OCG hereby release each other from liability for any such damages; provided, however, that the foregoing shall not apply to any such damages that the Service Provider or any other Covered Person is required to pay to a third party and that otherwise would have been within the scope of the indemnification provided in SECTION 10(b) above.
(e)    The provisions of this SECTION 10 shall survive any termination of this Agreement.
(f)    The indemnification provisions of this SECTION 10 are in addition to, and shall not limit, the indemnification rights of any Covered Person pursuant to any other agreement, undertaking or applicable law in favor of such Covered Person, on the one hand, and OCG, the Service Provider or any of their respective Affiliates, on the other hand.
SECTION 11.    TERM AND TERMINATION; TRANSITION.
(a)    This Agreement commenced on the date hereof and shall have an indefinite term beginning on the Effective Date unless and until terminated in accordance with this SECTION 11.
(b)    This Agreement may be terminated as follows:
(i)    by OCG upon written notice to the Service Provider if the Service Provider has breached in any material respect this Agreement and such breach, if reasonably curable, is not cured within thirty (30) days after the Service Provider’s receipt of written notice of such breach from OCG or such longer period of time (not to exceed ninety (90) days) as may reasonably be required to cure such breach (provided that the Service Provider takes reasonable actions to attempt to cure such breach as soon as reasonably practicable and proceeds with due diligence to cure such breach);
(ii)    automatically if the Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition for bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency;
(iii)    by the Service Provider upon written notice to OCG if OCG has breached in any material respect this Agreement and such breach, if reasonably curable, is not cured within thirty (30) days after OCG’s receipt of notice of such breach or such longer period of time (not to exceed ninety (90) days) as may reasonably be required to cure such breach (provided that OCG takes reasonable actions to attempt to cure such breach as soon as reasonably practicable and proceeds with due diligence to cure such breach); provided, however, that the foregoing shall not apply to the bona fide disputes concerning the amount or applicability of the Service Fee payable to the Service Provider or any claim for indemnity or advancement of expenses hereunder; or
(iv)    automatically if OCG makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition for bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency; or
(v)    by the Service Provider upon at least 90 days’ written notice to OCG; or
(vi)    by OCG upon at least 90 days’ written notice to the Service Provider; or
(vii)     any time by mutual written consent of OCG and the Service Provider.
(c)    Upon any termination of this Agreement in accordance with this SECTION 11, all rights and obligations under this Agreement shall cease except for (i) rights or obligations that are expressly stated to survive a termination of this Agreement and (ii) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to, or in connection with, such termination, including the obligation to pay any portion of the Service Fee that accrued prior to such termination, regardless of whether any such portions have otherwise become payable; provided that, in the event that OCG disputes any such amount, the undisputed portion shall be paid and the Service Provider shall be promptly notified of the exceptions taken. The Service Provider and OCG shall use their commercially reasonable efforts to resolve any payment dispute within sixty (60) days after notice of such dispute.
SECTION 12.    ASSIGNMENT; BINDING EFFECT.
(a)    No Party to this Agreement shall have the right to assign or otherwise transfer its rights or obligations under this Agreement (by operation of law or otherwise), except with the prior written consent of the other Parties hereto, provided that (i) each Party may assign any of its rights or obligations hereunder to any of its Affiliates without the other Party’s or Parties’, as applicable, consent to the extent, and only to the extent, such Affiliate succeeds by operation of law or otherwise to all or substantially all of such Party’s assets and operations and (ii) the Service Provider may pledge, hypothecate or otherwise transfer its right to any amounts that are payable to it hereunder. Any attempted assignment or transfer of a Party’s rights or obligations under this Agreement that is not expressly permitted herein shall be voidable at the sole option of the non-assigning Party or Parties, as applicable.
(b)    Except for the Covered Persons, who are intended to be third party beneficiaries under this Agreement, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of, this Agreement or any provision herein contained.
(c)    The Parties represent that the persons executing this Agreement on behalf of their respective organizations have specific and express authority to execute this Agreement on behalf of their respective organizations and that the respective organizations intend to be legally bound.
SECTION 13.    INDEPENDENT CONTRACTOR; NO JOINT VENTURE.
In providing the Services contemplated hereunder, the Service Provider is acting as and shall be considered an independent contractor. Nothing contained in this Agreement shall be construed as creating any company, partnership or other form of joint venture or enterprise between the Service Provider and OCG or impose any liability as such on either of them. This Agreement confers no rights upon a Party except those expressly granted in this Agreement.
SECTION 14.    ADDITIONAL OCG PARTIES.
Subsidiaries of OCG that are not Parties to this Agreement as of the date of the initial execution and delivery of this Agreement may become additional Parties with all of the rights and obligations of OCG hereunder by executing and delivering to the Service Provider a counterpart signature page to this Agreement.
SECTION 15.    GOVERNING LAW; SEVERABILITY.
(a)    This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without regard to otherwise governing principles of conflicts of law.
(b)    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
SECTION 16.    NO WAIVER; CUMULATIVE REMEDIES.
No failure to exercise and no delay in exercising, on the part of any Party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privileges hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.
SECTION 17.    NOTICES.
Any notice or other communication hereunder will, unless otherwise expressly provided, be sufficiently given if in writing and delivered (whether by registered mail, return receipt requested, or by a nationally-recognized overnight courier, or by electronic mail with a copy to follow promptly by registered mail):
(i)    In the case of a notice to the Service Provider, addressed as follows:
Oaktree Capital Management, L.P.
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071
Attn: Todd Molz, General Counsel and Chief Administrative Officer
Email: tmolz@oaktreecapital.com
(ii)    In the case of a notice to OCG, addressed as follows:
Oaktree Capital Group, LLC
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071
Attn: Todd Molz, General Counsel and Chief Administrative Officer
Email: tmolz@oaktreecapital.com
SECTION 18.    ENTIRE AGREEMENT; AMENDMENTS.
This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to such matters, whether oral or written. No amendments, changes or modifications to this Agreement shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties. No waiver of any right under this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the Parties waiving such right. For the avoidance of doubt, nothing in this Agreement is intended to amend, modify or supersede any provision of the OCG Operating Agreement or to affect the rights and obligations of the members of OCG thereunder.

SECTION 19.    COUNTERPARTS. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the Parties so long as each counterpart shall be signed by one or more of the Parties and so long as the other Parties shall sign at least one counterpart which shall be delivered to OCG.
SECTION 20.    HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
SECTION 21.    FORCE MAJEURE. The Service Provider shall not be responsible for any failure in performance under this Agreement to the extent such failure arises, directly or indirectly, out of causes reasonably beyond its control, including default by suppliers of goods or services essential to the performance of Services, acts of God, war, terrorism, governmental acts in sovereign capacity, labor disturbances and strikes, power failures or other outages, fire, flood or epidemic.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OAKTREE CAPITAL MANAGEMENT, L.P.
By: /s/ Todd E. Molz
Name: Todd E. Molz
Title: General Counsel and Chief Administrative Officer

By: /s/ Jay S. Wintrob
Name: Jay S. Wintrob
Title: Chief Executive Officer

OAKTREE CAPITAL GROUP, LLC
By: /s/ Todd E. Molz
Name: Todd E. Molz
Title: General Counsel and Chief Administrative Officer

By: /s/ Jay S. Wintrob
Name: Jay S. Wintrob
Title: Chief Executive Officer